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                                  EXHIBIT 11
                        NOVAVAX, INC. AND SUBSIDIARIE
                   COMPUTATION OF NET LOSS PER COMMON SHARE
                                 (Unaudited)



                                     Three months ended                                    Nine months ended
                                       September 30,                                         September 30,
                                       -------------                                         -------------

                           1997                       1996                       1997                      1996
                           ----                       ----                       ----                      ----
 Net loss                  $ (1,138,916)              $ (1,020,616)              $ (3,482,481)             $ (3,616,633)
                           =============              =============              =============             =============
 Weighted average of
 common shares
 outstanding                 11,900,529                 10,055,661                 11,558,594                 9,998,028
                           =============              =============              =============             =============

 Net loss per common
 share outstanding               $(0.10)                    $(0.10)                    $(0.30)                   $(0.36)
                           =============              =============              =============             =============




Common stock equivalents were not included in the above as they are antidilutive.





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